UNITED STATES
                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___ )*



                             Paradyne Networks, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock ($0.001 par value)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    69911G107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 5, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                               Corporate Secretary
                           Nortel Networks Corporation
                                 8200 Dixie Road
                              Brampton, ON L6T 5P6
                                  905-863-0000
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ] Rule 13d-1(b)
          [X] Rule 13d-1(c)
          [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69911G107                   13G                      Page 2 of 6 Pages


   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Nortel Networks Corporation

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]

   3   SEC USE ONLY


   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Canada

                        5    SOLE VOTING POWER

                             -0-

                        6    SHARED VOTING POWER
      NUMBER OF              (see Item 4(a))
       SHARES
    BENEFICIALLY             3,291,199
      OWNED BY
        EACH            7    SOLE DISPOSITIVE POWER
      REPORTING
       PERSON                -0-
        WITH
                        8    SHARED DISPOSITIVE POWER
                             (see Item 4(a))

                             3,291,199

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,291,199

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]


  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       7.7%

  12   TYPE OF REPORTING PERSON*

       CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

     (a)   Name of Issuer:

           Paradyne Networks, Inc.

     (b)   Address of Issuer's Principal Executive Offices:

           8545 126th Avenue North, Largo, FL  33773

Item 2.

     (a)   Name of Person Filing:

           Nortel Networks Corporation

     (b)   Address of Principal Business Office:

           8200 Dixie Road
           Brampton, ON  L6T 5P6

     (c)   Citizenship:

           Canada

     (d)   Title of Class of Securities:

           Common Stock ($0.001 par value)

     (e)   CUSIP Number:

           69911G107

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a(n):

     (a)  [ ]   Broker or Dealer registered under Section 15 of the Act (15
                U.S.C. 78o)

     (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c)

     (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the Act (15
                U.S.C. 78c)

     (d)  [ ]   Investment Company registered under Section 8 of the Investment
                Company Act (15 (U.S.C. 80a-8)

     (e)  [ ]   Person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 (15 U.S.C. 80b-3) or under the laws of any state.

     (f)  [ ]   Employee Benefit Plan or Endowment Fund in accordance with
                Section 240.13d-1(b)(1)(ii)(F)

     (g)  [ ]   Parent Holding Company or Control Person in accordance with
                Section 240.13d-1(b)(ii)(G)

     (h)  [ ]   Savings Association as defined in Section 3(b) of the Federal
                Deposit Insurance Act (12 U.S.C. 1813)

     (i)  [ ]   Church Plan that is excluded from the definition of an
                investment company under Section 3(c)(14) of the Investment
                Company Act of 1940 (15 U.S.C. 80a-3)

     (j)  [ ]   Group in accordance withss.240.13d-1(b)(1)(ii)(J)

Item 4.    Ownership

     (a)   Amount Beneficially Owned:

           3,291,199*

     (b)   Percent of Class:

           7.7%

     (c)   Number of shares as to which such person has:

              (i)  Sole power to vote or to direct the vote:
                   -0-

             (ii)  Shared power to vote or to direct the vote:
                   3,291,199

            (iii)  Sole power to dispose or to direct the disposition of:
                   -0-

             (iv)  Shared power to direct the disposition of:
                   3,291,199

*The shares beneficially owned by Nortel Networks Corporation are held directly by Nortel Networks Inc., a wholly owned subsidiary of Nortel Networks Limited, which in turn is a wholly owned subsidiary of Nortel Networks Corporation.

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as    [  ]
           of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

           Not Applicable

Item 8.    Identification and Classification of Members of the Group

           Not Applicable

Item 9.    Notice of Dissolution of Group

           Not Applicable

Item 10.   Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

        After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 3, 2002


                                          NORTEL NETWORKS CORPORATION


                                          By: /s/ Deborah J. Noble
                                              -----------------------------
                                          Name:  Deborah J. Noble
                                          Title: Corporate Secretary


                                          By: /s/ Blair F. Morrison
                                              -----------------------------
                                          Name:  Blair F. Morrison
                                          Title: Assistant Secretary